March 7, 2005

State Street Bank and Trust Company

Lafayette Corporate Center

LCC/3SW

2 Avenue de Lafayette

Boston, MA  02111

Re:          EVERGREEN DISCIPLINED VALUE FUND

To:          William E. Monaghan, II, Vice President

This is to advise you that Evergreen Equity Trust (the “Trust”) has established a new series of shares to be known as EVERGREEN DISCIPLINED VALUE FUND.  In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated 9/18/97 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to my attention and retaining one copy for your records.

Evergreen Equity Trust

By:____________________________

                  Elizabeth A. Smith

Title:      Assistant Secretary

State Street Bank and Trust Company

By:_____________________________

Title:____________________________

Agreed to as of the ____ day of ________________, 2005.